As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-266959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIFORNIA BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	82-1751097
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1300 Clay Street, Suite 500

Oakland, California 94612

(510) 457-3737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manisha K. Merchant

Executive Vice President and General Counsel

California BanCorp

12265 El Camino Real, Suite 210

San Diego, California

(844) 265-7622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-266959, filed on August 18, 2022, of California BanCorp, a California corporation (the “Registrant”), pertaining to the registration of the Registrant’s securities in any combination from time to time in one or more offerings for total gross proceeds of up to $75 million.

On July 31, 2024, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024, by and between the Registrant and Southern California Bancorp, a California corporation (“SCB”), the Registrant merged with and into SCB (the “Merger”), with SCB continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger. In connection with the Merger, SCB changed its name to California BanCorp.

As a result of the Merger, the offering of the securities pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 removes from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on July 31, 2024.

CALIFORNIA BANCORP (as successor by merger to the Registrant)

By:	/s/ STEVEN E. SHELTON
Name: Steven E. Shelton
Title: Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.